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                                                                  Exhibit 16.1



April 18, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 18, 2003, of Inverness Medical Innovations, Inc. and are in agreement with the statements contained in the first five paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fourth and fifth paragraphs of
Item 4 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2002 financial statements.





                                                /s/ Ernst & Young LLP